Exhibit 3.10

OPERATING AGREEMENT

OF

ARCH COAL WEST, LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”), of ARCH COAL WEST, LLC, a Delaware limited liability company (the “Company”), is entered into as of December 7,2010, by Arch Coal, Inc., a Delaware corporation with its principal place of business in St. Louis, Missouri (the “Member”).

WITNESSETH:

WHEREAS, the Company was formed as a Delaware limited liability company on December 7, 2010, by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and intending to be legally bound, the parties agree as follows:

AGREEMENT

ARTICLE I

GENERAL PROVISIONS

SECTION 1.1.  Formation.   The Company was formed by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on April 30, 2010, pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time (the “Act”).  The rights and liabilities of the Member shall be as provided in the Act, except as is otherwise expressly provided herein.  To the extent that the rights, powers, duties, obligations and liabilities of the Member are different by any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

SECTION 1.2.  Name.   The name of the Company shall be Arch Coal West, LLC. The business of the Company may be conducted under that name or, on compliance with law, any other name the Member deems appropriate or advisable.

SECTION 1.3.  Registered Agent and Registered Office; Places of Business.   The address of the Company’s registered office and registered agent for service of process in Delaware shall be c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The Company shall maintain its principal office at such place, within or without the state of Delaware, as the Member may from time to time determine.  The Company may maintain additional offices at such other places as the Member deems advisable.  The Member may change the registered office and the registered agent of the Company.

SECTION 1.4.  Term.   The Company commenced on the filing of the Certificate of Formation and shall be perpetual unless dissolved as provided in this Agreement; provided that this Agreement shall remain in full force and effect notwithstanding the termination and dissolution of the Company.

SECTION 1.5.  Liability of Member.    Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or acting as a Manager of the Company.

ARTICLE II

PURPOSE AND ACTIVITIES

SECTION 2.1.  Purpose of the Company.   The Company is formed for the object and purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

ARTICLE III

CAPITAL CONTRIBUTIONS

SECTION 3.1.  Capital Contributions and Membership Interests.   All sums paid by the Member in connection with the startup of the Company and its business operations shall be credited as capital contributions to the Company by the Member, as will all such additional property or cash as the Member determines appropriate to contribute to the Company.  The Member shall contribute to the capital of the Company as the Member’s capital contribution the consideration specified in Schedule A to this Agreement.  In exchange, the Member shall receive 100% of the membership interest in the Company.

SECTION 3.2.  Capital Account.   A Capital Account (the “Capital Account”) shall be maintained for the Member on the books of the Company.  Such Capital Account shall be adjusted to reflect the Member’s share of allocations and distributions as provided in this Agreement, and any additional capital contributions by the member to the Company or any distributions from the Company to the Member.  Such Capital Account shall further be adjusted to conform to Treasury Regulations under the Internal Revenue Code of 1986, as amended (the “Code”), as interpreted in good faith by the Member.

SECTION 3.3.  Additional Capital Contributions.   The Member may, from time to time, in its sole discretion make additional capital contributions to the Company.

SECTION 3.4.  Allocation of Profits and Losses.   The income, deductions, gains, losses and credits of the Company for each fiscal year or other period shall be allocated 100% to the Member.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

SECTION 4.1.  Distributions and Allocations.

(a)                                 Each decision as to the timing, form and amount of distributions shall be made by the Member subject to applicable law and any limitations elsewhere in this Agreement.

(b)                                 All distributions (including liquidating distributions) shall be made to the Member.

(c)                                  The Member shall take into account all items of income, deductions, gains, losses and credits of the Company for any fiscal year or other period directly on his tax return.

(d)                                 In lieu of making distributions III cash, the Member may make distributions in kind.

ARTICLE V

MANAGEMENT

SECTION 5.1.  Management.   The Member shall have the exclusive right to manage and control the Company’s business and shall be the manager (the “Manager”) of the Company within the meaning of the Act.  Except as otherwise provided herein, the Member (i) shall have the right to perform all actions necessary or advisable (including, but not limited to, the authority to execute, sign, seal and deliver in the name and on behalf of the Company any and all agreements, certificates, instruments or other documents) to the accomplishment of the purposes and authorized acts of the Company, as specified in Article II hereof; (ii) shall possess and enjoy, and may exercise, all of the rights and powers of the Company; and (iii) to the extent permitted by the Act, may delegate any or all of such rights and powers to other persons.

SECTION 5.2.  Officers.   The Member may, from time to time, choose and appoint such officers of the Company having such powers and duties as the Member shall determine, with titles including but not limited to “President”, “Chief Executive Officer”, “Chief Financial Officer”, “Chief Operating Officer”, “Vice President”, “Secretary”, and “Treasurer”.  Any number of offices may be held by the same person.  The Member may choose not to fill any office for any period of time as it deems advisable.  Officers need not be residents of the State of Delaware or a Member.  Any officer so designated shall have such authority and perform such duties as the Member may, from time to time, delegate to them.  Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death, resignation or removal.

SECTION 5.3.  Expenses.   The Member may charge the Company and be reimbursed by the Company for expenses incurred in connection with the performance of the Member’s responsibilities to the Company and the operation of the Company’s business, including, but not limited to, the following:

(a)                                 expenses incurred in the formation and operation of the Company;

(b)                                 fees and expenses arising out of the performance of the Company’s obligations;

(c)                                  all routine, administrative expenses of the Company, including, but not limited to, the costs of the preparation of the financial and tax reports, cash management expenses and insurance and legal expenses; and

(d)                                 the cost of consultants and other professionals retained by the Company.

SECTION 5.4.  Limits on Liability.   The Member shall not be liable to the Company or any other person or entity, for any act or omission performed or omitted by it with respect to this Agreement or the Company’s business and affairs.

SECTION 5.5.  Indemnification.   The Company shall indemnify, hold harmless and defend the Member, in its capacity as Member, Manager, or Officer, from and against any loss, expense, damage or injury suffered or sustained by them by reason of any acts or omissions arising out of their activities on behalf of the Company or in furtherance of the interest of the Company, including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, if the acts or omissions were not performed or omitted fraudulently or as a result of gross negligence or willful misconduct by the indemnified party.  Reasonable expenses incurred by the indemnified party in connection with any such proceeding relating to the foregoing matters may be paid or reimbursed by the Company in advance of the final disposition of such proceeding upon receipt by the Company of (i) written affirmation by the person requesting indemnification of its good-faith belief that it has met the standard of conduct necessary for indemnification by the Company and (ii) a written undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such person has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the indemnified party but need not be secured.

ARTICLE VI

BOOKS, RECORDS AND ACCOUNTING INFORMATION

SECTION 6.1.  Books and Records.   The Company shall keep or cause to be kept appropriate books and records in accordance with the Act with respect to the Company’s business, which books shall at all times be kept at the principal office of the Company or such other location as determined by the Member.

SECTION 6.2.  Accounting.   The Company shall maintain complete and accurate accounts in proper books of all transactions of or on behalf of the Company.  The Company’s books and records shall be kept on the cash or accrual basis of accounting, as determined by the Member.

ARTICLE VII

TAX MATTERS

SECTION 7.1.  Preparation of Tax Returns.   The Member shall arrange for the preparation and timely filing of all returns of Company income, gains, deductions, losses and other items necessary for federal, state and local income tax purposes.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

SECTION 8.1.  Dissolution.   The Company shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following events:

(a)                                 the determination by the Member to dissolve; or

(b)                                 the entry of a decree of judicial dissolution under Section 18-802 of the Act.

SECTION 8.2.                  Liquidation.

(a)                                 Upon the dissolution of the Company, the Member shall act as liquidator to wind up the Company.  The liquidator shall proceed to wind up the affairs of the Company diligently and make final distributions as provided herein and in the Act.  The liquidator shal have full power and authority to sell, assign and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b)                                 The liquidator shall use reasonable efforts to reduce to cash and cash equivalent items such assets of the Company as the liquidator shall deem it advisable to sell, subject to obtaining fair market value for such assets and any tax or other legal considerations.  As promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.  The liquidator shall cause the notice described in the Act to be mailed to each known creditor of and claimant against the Company in the manner described thereunder.

(c)                                  All proceeds from liquidation shall be distributed in the following order of priority unless otherwise required by applicable law:

(i)                                     first, to the creditors of the Company, including the Member if a creditor, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distributions to the Member; and

(ii)                                  thereafter, to the Member.

(d)                                 In lieu of making liquidating distributions in cash, the liquidator may, in its sole discretion, make such distributions in kind.

(e)                                  Upon the completion of the distribution of Company assets as provided in this Agreement, the Company shall be terminated and the person acting as liquidator shall cause such termination pursuant to the Act and shall take such other actions as may be necessary or appropriate to terminate the Company.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1.  Amendments and Waivers.   This Agreement may be amended or modified by the Member at any time. No amendment or waiver of any provision of this Agreement shall be valid or of any force or effect, unless made by an instrument in writing, signed by the Member, setting forth the exact nature of such amendment or waiver.

SECTION 9.2.  Successors and Assigns.   All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Member and its successors and assigns.

SECTION 9.3.  Severability.   Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  If any provision of this Agreement shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any law, statute, ordinance, rule, regulation, order, writ, decree or injunction, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever.  The invalidity of anyone or more phrases, sentences, clauses, sections or subsections of this Agreement shall not affect the remaining portions thereof.

SECTION 9.4.  Headings.   All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or inference shall be derived therefrom.

SECTION 9.5.  Applicable Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to principles of conflict of laws.

SECTION 9.6.  Entire Agreement.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Member has entered into this Agreement as of the date first above written.

MEMBER:
ARCH COAL, INC.

By:	/s/ Robert G. Jones
Name:	Robert G. Jones
Title:	Senior Vice President — Law,
General Counsel and Secretay

Schedule A

to

Operating Agreement

of

ARCH COAL WEST, LLC

Initial Capital Contribution and Membership Interest of the Member of

ARCH COAL WEST, LLC

Member	Membership Interest	Capital Contribution

ARCH COAL, INC.	100%	$100.00
One cityPlace Drive, Suite 300
St. Louis, MO 63141